SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Transgenomic, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2010 ANNUAL REPORT

NOTICE OF 2011 ANNUAL MEETING AND PROXY STATEMENT

2010 ANNUAL REPORT ON FORM 10-K

TO OUR STOCKHOLDERS:

2010 ended with a transformative event for the company as we completed the acquisition of Clinical Data’s molecular laboratory business. This acquisition brings us $13.0 million in new reference laboratory business, proprietary assays for a variety of life-threatening inherited cardiac disorders and a state-of-the art CLIA lab facility. We also gain a very experienced and successful group of new employees and managed care contracts covering 280 million lives. We are enhancing our reference laboratory cost structure by consolidating our current laboratory and improving our test offerings through the new tools and resources available to us from this combination. The acquisition also brings us validated biomarkers with a significant potential for new product introductions. One of these proprietary biomarkers aids in the determination of whether cancer patients will respond to the newest of inhibitor drugs. A second should allow doctors to determine which cardiac patients should be given clopridogel, commonly known as Plavix, the second most prescribed drug in the U.S. We will work to commercialize these new assays early in 2011. A key goal for this year is to drive further growth in our existing testing and services businesses as well as initiate a focused commercial presence in the rapidly growing market for early cancer detection and treatment selection.

A second key component of our oncology market participation has been the refinement and expansion of our Cold-PCR assay portfolio in our Pharmacogenomics laboratory. We completed the licensing of COLD-PCR from the world-renowned Dana-Farber Cancer Institute with the specific goal of developing and commercializing the most sensitive DNA mutation detecting technology available in the market. We think we have realized that goal and have a rapidly expanding base of pharmaceutical company partners who are engaging us to apply these new assays to detecting, in patients’ blood rather than tumors, the presence of gene mutations that may be indicative of cancer. We believe that this will provide a significant improvement in the method of and ability to detect developing cancers sooner as well as enhance accurate drug selection to treat such cancers. To further expand this market, we also plan to make available to potential customers throughout the world the ability to use our recent discovery that enhances DNA mutation detection using standard DNA sequencing instruments. Combining these two technologies will offer pharmaceutical company researchers, clinicians and patients the possibility of finding and identifying cancers earlier and detecting recurrence of the disease sooner and more accurately with no significant increase in cost.

We are very excited by the potential for growth that resides at Transgenomic, and I thank you for your continued support.

Craig Tuttle

President and Chief Executive Officer

TRANSGENOMIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 18, 2011

The Annual Meeting of Stockholders of Transgenomic, Inc. (the “Company”) will be held at our offices, 12325 Emmet Street, Omaha, Nebraska, on Wednesday, May 18, 2011 at 9:30 a.m. Central Daylight Time, for the following purposes:

(1)	To elect one (1) Class II director to be elected by the holders of the Common Stock of the Company as a separate voting group; and

(2)	To elect one (1) Class II director to be elected by the holders of the Series A Convertible Preferred Stock of the Company as a separate voting group.

Please read the enclosed Proxy Statement for important information about the Annual Meeting.

Only stockholders of record at the close of business on March 21, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

Please sign and return the enclosed proxy card using the envelope provided. You can revoke your proxy at any time. If you attend the Annual Meeting in person you may withdraw your proxy and vote in person.

By Order of the Board of Directors

Brett L. Frevert, Chief Financial Officer

Omaha, Nebraska

April 15, 2011

IMPORTANT: IT IS IMPORTANT THAT WE RECEIVE YOUR PROXY TO ENSURE A QUORUM AT THE ANNUAL MEETING. BY PROMPTLY RETURNING YOUR PROXY CARD TO US, YOU WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2011. THIS PROXY STATEMENT AND THE 2010 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE ON THE COMPANY’S WEBSITE AT http://www.transgenomic.com/ir/docs/ar/AR2010.pdf.

Transgenomic, Inc.

12325 Emmet Street

Omaha, Nebraska 68164

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

of

TRANSGENOMIC, INC.

We are sending this Proxy Statement to you in connection with our request for your proxy to use at the Annual Meeting of Stockholders of Transgenomic, Inc. (the “Company”) to be held on May 18, 2011. Only those owners (the “Common Stockholders”) of our common stock of record at the close of business on March 21, 2011 (the “Record Date”) are entitled to vote at the Annual Meeting for the election of the Class II director to be elected by the Common Stockholders (the “Common Stock Director”), as a separate voting group. This Proxy Statement, along with the Notice of the Annual Meeting, the Annual Report to Stockholders and a proxy card are being first mailed to Common Stockholders on or about April 15, 2011. We are not soliciting proxies from the holders (the “Preferred Stockholders”) of the Series A Convertible Preferred Stock of the Company (the “Preferred Stock”) who are entitled to elect the Class II director to be elected by the Preferred Stockholders (the “Preferred Stock Director”), as a separate voting group.

Your proxy is being solicited by the Board of Directors of the Company and will give the Board of Directors or our Chief Executive Officer the power to vote on your behalf at the Annual Meeting. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors or the Chief Executive Officer in accordance with the directions given by those proxies. Where no instructions are indicated, the Board of Directors or the Chief Executive Officer will vote “FOR” the election of the nominee for the Common Stock Director to be elected at the Annual Meeting. In addition, the Board of Directors believes outstanding shares of common stock owned by current executive officers and directors of the Company will be voted “FOR” the election of the nominee for the Common Stock Director. Shares owned by these persons represent less than 2% of the total shares of common stock outstanding as of the Record Date.

You may revoke your proxy at any time before it is exercised by the Board of Directors or the Chief Executive Officer at the Annual Meeting. If you decide to do this, you will need to give the Secretary of the Company written notice that you want to revoke the proxy or you can submit a new proxy to the Secretary. In addition, if you attend the Annual Meeting in person, you may withdraw your proxy and vote in person. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum. This includes shares for which votes are withheld, abstentions are cast or there are broker nonvotes. The holders of at least a majority of our voting stock issued and outstanding on the Record Date must be present at the Annual Meeting, either in person or by proxy, in order for there to be a quorum.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP BY

PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

Beneficial Ownership of Common Stock

On the Record Date there were 49,299,672 issued and outstanding shares of our common stock. Each share of common stock is entitled to one vote on each matter to be voted on by the Common Stockholders at the Annual Meeting. Common Stockholders do not have the right to cumulate votes in the election of directors.

The following table provides information known to us with respect to beneficial ownership of our common stock by our directors and all nominees for director, by those of our executive officers who are named in the Summary Compensation Table, by all of our current executive officers and directors as a group, and by each person we believe beneficially owns more than 5% of our outstanding common stock as of March 21, 2011, the record date established for our Annual Meeting of Stockholders. Except as indicated in the footnotes to this table, to our knowledge the persons named in the table below have sole voting and investment power with respect to all of common stock of the Company beneficially owned and such shares are owned directly by such person. The number of shares beneficially owned by each person or group as of March 21, 2011 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 21, 2011, including, but not limited to, upon the exercise of options or warrants to purchase common stock or the conversion of securities into common stock. Beneficial ownership information of persons other than our current executive officers and directors is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the Securities and Exchange Commission (the “SEC”) or information supplied by these persons.

Name	Number of Shares Beneficially Owned		Percent Of Class

Directors and Executive Officers
Craig J. Tuttle, President and Chief Executive Officer, Director	600,000	(1)	1.2%
Chad M. Richards, Chief Commercial Officer	243,800	(2)	*
Doit L. Koppler II, Director	—	(3)	*
Rodney S. Markin, M.D., Ph.D., Director	20,000	(4)	*
Robert M. Patzig, Director	—	(5)	*
Antonius P. Schuh, Ph.D., Director	10,000	(6)	*
All directors and executive officers as a group (6 persons)	873,800	(7)	1.7%

Other Stockholders
LeRoy C. Kopp	13,425,906	(8)	27.2%
AMH Equity, LLC and Leviticus Partners, L.P.	4,850,000	(9)	9.8%
Randal J. Kirk	15,517,228	(10)	23.9%

*	Represents less than 1% of the outstanding common stock of the Company.

(1)	Consists of options to purchase 200,000 shares at $0.75 per share, 200,000 shares at $0.69 per share and 200,000 shares at $0.66 per share.

(2)	Consists of 43,800 shares owned by Mr. Richards and options to purchase 200,000 shares at $0.69 per share.

(3)	Mr. Koppler holds unvested options to purchase 40,000 shares at $0.74 per share.

(4)

Consists of options to purchase 15,000 shares at $0.70 per share and 5,000 shares at $0.74 per share. Dr. Markin also holds unvested options to purchase 25,000 shares at $0.74 per share, 5,000 shares at $0.58 per share and 5,000 shares at $0.45 per share.

(5)	Mr. Patzig holds unvested options to purchase 40,000 shares at $0.74 per share.

(6)

Consists of options to purchase 10,000 shares at $0.45 per share. Dr. Schuh also holds unvested options to purchase an additional 25,000 shares at $0.74 per share, 5,000 shares at $0.58 per share and 5,000 shares at $0.45 per share.

(7)	Includes shares which may be acquired by executive officers and directors as a group within 60 days through the exercise of stock options.

(8)

Consists of shares owned directly by Mr. Kopp, shares held in individual retirement accounts established for Mr. Kopp and his spouse; shares held in the Kopp Family Foundation of which he is a director; and shares held in discretionary client accounts managed by Kopp Investment Advisors, LLC of which he is the Chief Executive Officer. The business address of each of these beneficial owners is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435.

(9)

Consists of shares held by AMH Equity, LLC which is the general partner of Leviticus Partners, L.P. The business address of this beneficial owner is 60 East 42nd Street, Suite 901, New York, New York 10165.

(10)

Consists of (i) shares of Series A Convertible Preferred Stock (the “Preferred Stock”) convertible into 10,344,820 shares of common stock and (ii) warrants to purchase shares of the Preferred Stock which are convertible into 5,172,408 shares of common stock. These shares of the Preferred Stock and warrants are held 40% by Third Security Senior Staff 2008 LLC, 40% by Third Security Staff 2010 LLC and 20% by Third Security Incentive 2010 LLC, which companies are affiliated with the beneficial owner. Mr. Randal J. Kirk could be deemed to have indirect beneficial ownership of these shares. The business address of these beneficial owners is 1881 Grove Avenue, Radford, Virginia 24141.

Beneficial Ownership of Preferred Stock

On the Record Date there were 2,586,205 issued and outstanding shares of our Preferred Stock. Each share of Preferred Stock is entitled to one vote on each matter to be voted on by the Preferred Stockholders at the Annual Meeting.

The following table provides information known to us with respect to beneficial ownership of the Preferred Stock by each person we believe beneficially owns more than 5% of our outstanding Preferred Stock as of March 21, 2011, the record date established for our Annual Meeting of Stockholders. The number of shares of Preferred Stock beneficially owned by each person or group as of March 21, 2011 includes shares of Preferred Stock that such person or group had the right to acquire on or within 60 days after March 21, 2011, including, but not limited to, upon the exercise of warrants to purchase Preferred Stock. Except as indicated in the footnotes to this table, to our knowledge the persons named in the table below have sole voting and investment power with respect to all of the Preferred Stock beneficially owned and such shares are owned directly by such person. Beneficial ownership information of such persons is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the SEC or information supplied by these persons.

Name	Number of Shares Beneficially Owned		Percent Of Class
Randal J. Kirk	3,879,307	(1)	100%

(1)

Includes warrants to purchase 1,293,102 shares of the Preferred Stock. These shares of the Preferred Stock and warrants are held 40% by Third Security Senior Staff 2008 LLC, 40% by Third Security Staff 2010 LLC and 20% by Third Security Incentive 2010 LLC, which companies are affiliated with the beneficial owner. Mr. Randal J. Kirk could be deemed to have indirect beneficial ownership of these shares. The business address of these beneficial owners is 1881 Grove Avenue, Radford, Virginia 24141.

PROPOSAL TO ELECT CLASS II COMMON STOCK DIRECTOR

Board of Directors and Committees

Our Board of Directors consists of five directors. The Board of Directors is divided into three classes with directors in each class serving for a term of three years. The terms of office of the current Class I, Class II and Class III directors will expire in 2013, 2011 and 2012, respectively. The holders of Preferred Stock are entitled, as a separate voting group, to elect two (2) of the five directors (“Preferred Stock Directors”). The Common Stockholders are entitled, as a separate voting group, to elect the three (3) remaining directors (“Common Stock Directors”). There is one Common Stock Director in each class of directors. There is one Preferred Stock Director in each of Class I and Class II, but not a Preferred Stock Director in Class III.

Robert M. Patzig is the current Preferred Stock Director in the Class I directors and Doit L. Koppler II is the current Preferred Stock Director in the Class II directors. We expect the Preferred Stockholders to reelect Mr. Koppler as a Class II director at the Annual Meeting or by written consent prior to such meeting.

The Board of Directors has nominated Anthony P. Schuh for election by the Common Stockholders as the Class II Common Stock Director to serve a three-year term expiring in 2014. Mr. Schuh is the current Class II Common Stock Director and he has expressed an intention to continue to serve on the Board of Directors if he is elected. There are no arrangements or understandings between Mr. Schuh and any other person pursuant to which he was selected as a nominee.

A majority of the votes cast by the Common Stockholders is required to elect Mr. Schuh as the Class II Common Stock Director. This means that votes withheld and broker nonvotes with respect to the election of the Class II Common Stock Director will have no effect on the election of such director. If Mr. Schuh is unable to serve as a director, the Board of Directors may nominate a substitute nominee. In that case, the Board of Directors will vote all valid proxies that voted in favor of Mr. Schuh for the election of the substitute nominee.

The Board of Directors recommends that the Common Stockholders vote “FOR” the election of Mr. Schuh as the Class II Common Stock Director.

The Board believes that the Class II Common Stock Director nominee possesses the qualities and experience that nominees should possess. Mr. Schuh’s valuable biotech experience and extensive executive management experience in the biotech industry makes him a valuable member of the Board. The Board seeks out, and the Board is comprised of, individuals whose background and experience complement those of other Board members.

The following table sets forth information about our directors, including the Class II Common Stock Director nominee who is to be voted on by the Common Stockholders at the Annual Meeting. The Board of Directors has determined that Messrs. Koppler, Patzig, Markin and Schuh are independent directors of the Company under the listing standards adopted by the SEC.

Name	Age	Principal Occupation	Director Since	Term To Expire

CLASS II COMMON STOCK DIRECTOR NOMINEE

Antonius P. Schuh, Ph.D.	47	Chief Executive Officer of Sorrento Therapeutics, Inc. (1)	2009	2014

CURRENT CLASS II PREFERRED STOCK DIRECTOR

Doit L. Koppler II	47	Managing Director and Treasurer, Third Security, LLC (2)	2010	2014

DIRECTORS CONTINUING IN OFFICE

Rodney S. Markin, M.D., Ph.D.	54	Chairman of the Board, Transgenomic. Inc, President of University of Nebraska Medical Center Physicians(3)	2007	2012

Robert M. Patzig	42	Senior Managing Director and Chief Investment Officer, Third Security, LLC (4)	2010	2013

Craig J. Tuttle	59	President & Chief Executive officer of Transgenomic, Inc.(5)	1997	2013

(1)

Dr. Schuh co-founded Sorrento Therapeutics, Inc. in January 2006 and has served as its Chairman since such time and as its Chief Executive Officer since November 2008. From April 2006 to September 2008 Dr. Schuh served as CEO of AviaraDx, Inc. (now bioTheranostics, Inc., a bioMerieux Company). From March 2005 to April 2006 Dr. Schuh was CEO of Arcturus Bioscience, Inc. In addition Dr. Schuh was a director of Sequenom, Inc. from May 2000 to February 2005. The Board selected Dr. Schuh to serve as a director because it believes he possesses valuable biotech experience and extensive executive management experience in the industry which brings a unique and valuable perspective to the Board.

(2)

Mr. Koppler joined Third Security in 2001 and manages the finance function of Third Security and is involved with several portfolio companies of Third Security’s managed investment funds. Mr. Koppler currently serves as Vice President, Treasurer and a member of the Board of Directors of Vital Diagnostics Holding Corp., a global supplier of products and services for the clinical laboratory in the traditional in vitro diagnostics market with a focus on the physician’s office, hospital and small-to-medium sized laboratory segments. Mr. Koppler served as Chairman and Chief Executive Officer of New River Funds, a family of no-load mutual funds, from its inception in 2003 through 2008 and as the Chief Investment Officer of New River Advisers, LLC, the investment adviser to New River Small Cap Fund, predecessor to Southern Sun Small Cap Fund. Mr. Koppler served as a member of the Board of Directors of IntelliMat, Inc. from November 2006 to July 2008. Prior to joining Third Security, Mr. Koppler served as Vice President and Controller of General Injectables & Vaccines, Inc., a $120 million distributor of injectable biologics and vaccines primarily to outpatient physician offices, from 1992-2000. From 1987-1992, he was a Manager in the audit practice of Ernst & Young LLP. Mr. Koppler is a Certified Public Accountant and a Member of the American Institute of Certified Public Accountants. He has also held Series 7 and Series 66 securities registrations. Mr. Koppler received a B.S. in Accounting from Salem International University. The Board selected Mr. Koppler to serve as a director because of his valuable financial expertise, including his public accounting and financial reporting experience. The Company also benefits from Mr. Koppler’s status as a financial expert under the Sarbanes Oxley Act of 2002.

(3)

Dr. Markin is also Professor of Pathology and Microbiology and Surgery, Senior Associate Dean for Clinical Affairs, College of Medicine at the University of Nebraska Medical Center and Chairman and President of UNMC Physicians (the UNMC medical practice). Dr. Markin is also a director of Nebraska Surgical Solutions, Inc. The Board selected Dr. Markin to serve as a director because he has valuable executive experience in the healthcare business. Dr. Markin also has extensive experience serving on other boards. His ability to communicate and encourage discussion makes him an effective lead independent director for the Board.

(4)

Mr. Patzig joined Third Security upon the company’s inception in 1998. Mr. Patzig’s responsibilities include identifying and researching investment opportunities for Third Security and its funds, securities valuation and portfolio management. Mr. Patzig is a Director of the Virginia Biotechnology Association, a non-profit industry advocacy group, a member of the Virginia Tech English Department Distinguished Alumni. Mr. Patzig has served as Chairman of the Board of Intrexon Corporation and Cyntellect, Inc. and served as a member of the Board of Directors of Synchrony, Inc. Mr. Patzig served as the head of the Investment Committee for Howe and Rusling, Inc., a registered investment advisor, from 2001 until its sale in 2006. Mr. Patzig served as the Chief Executive Officer and Chief Compliance Officer of New River Advisors LLC from June of 2003 until August of 2007. Prior to the formation of Third Security, Mr. Patzig served as Director of Market Research and Analysis at GIV Holdings, Inc. and Director of Research Services at General Injectables & Vaccines, Inc. Mr. Patzig received a B.A. in Philosophy and English from Virginia Tech.

(5)

From 2004 to 2005, Mr. Tuttle was President and Chief Operating Officer of Duke Scientific. From 1999 to 2003, Mr. Tuttle served as President and Chief Executive Officer of Applied Biotech, Inc. The Board selected Mr. Tuttle to serve as a director because he is the Company’s Chief Executive Officer. He has expansive knowledge and experience in the biotech industry, as well as relationships with chief executives and other senior management at biotech companies.

In conjunction with the consummation of the financing related to our acquisition of the FAMILION family of genetic tests on December 29, 2010: (i) the former directors of the Company consisting of Gregory Sloma, Jeffrey Sklar and Michael McNulty resigned from the Board; (ii) the size of the Board was decreased to five members; and (iii) Robert M. Patzig and Doit L. Koppler II were appointed to serve on the Board as Preferred Stock Directors as required by the purchasers of the Preferred Stock pursuant to the financing documents for such transaction as well as the Certificate of Designation for the Preferred Stock. Mr. Patzig and Mr. Koppler were designated as Class I and Class II Preferred Stock Directors, respectively, and filled vacancies created by the resignation of the former directors.

There are no family relationships among directors or executive officers of the Company. Other than as indicated in this Proxy Statement, there are no arrangements or understandings between any of our directors and any other person pursuant to which such person was or is to be selected as a director, director nominee or executive officer, nor are there any transactions to which the Company is or was a participant in which any of our directors has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Information regarding our other executive officers is found in our Form 10-K that is part of the Annual Report to Stockholders that accompanies this Proxy Statement. The Board of Directors has adopted a code of ethical conduct that applies to our principal executive officers and senior financial officers as required by Section 406 of the Sarbanes Oxley Act of 2002. This code of ethical conduct is embodied within our Business Ethics Policy, which applies to all persons associated with the Company, including our directors, officers, and employees. The Business Ethics Policy is available on our website at www.transgenomic.com.

The Board of Directors is comprised of four independent directors and one employee director, Mr. Tuttle, who is the Chief Executive Officer of the Company. Dr. Markin is the Chairman of the Board. The Board believes that its structure with four independent directors (one of whom is Chairman of the Board) and its Chief Executive Officer as its remaining director, achieves independent oversight of management and open communications with management.

The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the year ended December 31, 2010, the Board of Directors held six meetings and acted by written consent in lieu of a meeting eight times. All directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2010 with the exception of Dr. Markin. Dr. Markin attended 67% of the Board of Directors meetings and 100% of the Audit Committee meetings.

None of our directors, director nominees or executive officers have been subject to legal or regulatory proceedings during the past ten years which are material to an evaluation of the ability or integrity of such person to serve the Company.

The Board of Directors has established and assigned certain responsibilities to an Audit Committee and a Compensation Committee. We do not have a standing nominating committee. The Board determined that due to the relatively small size of the Board, and due to the policy on director nominations, which is described below, it was not necessary to form a separate committee to evaluate director nominations. Under the director nomination policy, director candidates are identified primarily through suggestions made by directors, management and stockholders of the Company. We have implemented no material changes to the procedures by which stockholders may recommend nominees for the Board of Directors. The Board of Directors will consider director nominees recommended by stockholders that are submitted in writing to the Secretary or Chief Executive Officer of the Company in a timely manner and which provide necessary biographical and business experience information regarding the nominee. All candidates for director will be evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Board also values diversity as a factor in selecting nominees to serve on the Board. Although the Board does not have a specific policy on diversity, the Board considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. Absent other factors which may be material to its evaluation of a candidate, the Board expects to nominate incumbent directors who express an interest in continuing to serve on the Board. The independent directors of the Company review and consider all candidates to serve as a director of the Company who are properly suggested by directors, management and stockholders of the Company, and the Board of Directors selects its nominees to serve as a director of the Company from among those candidates who are recommended to the Board of Directors by a majority of the independent directors of the Company.

Audit Committee.    The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, reviewing fees charged by our independent auditors and reviewing any transactions between the Company and related parties. Our independent auditors report directly and are accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent auditors and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent auditors. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent auditors. The rendering of any auditing services and all non-auditing services by the independent auditors is subject to the approval in advance of the Audit Committee. The Audit Committee operates under a written charter which is available on our website at www.transgenomic.com. The Audit Committee is required to be composed of directors who are independent of the Company under the rules of the SEC. The current members of the Audit Committee are directors Koppler, Markin and Patzig. The Board of Directors has determined that Mr. Koppler qualifies as an “audit committee financial expert” under the rules adopted by the SEC and the Sarbanes Oxley Act of 2002. The Audit Committee met four times during 2010.

Oversight of Risk Management.    Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board assesses major risks facing the Company and options for their mitigation in order to promote its stockholders’ interests in the long-term health and the overall success of the Company and its financial strength.

While the Board is ultimately responsible for risk oversight, the Board has delegated to the Audit Committee the primary responsibility for the oversight of risks facing the Company. The Audit Committee’s charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures.

Compensation Committee.    The Compensation Committee reviews and approves our compensation policy, changes in salary levels and bonus payments to our executive officers and other management and determines the timing and terms of awards made pursuant to our 2006 Equity Incentive Plan. The Compensation Committee operates under a written charter which is available on our website at www.transgenomic.com. The Compensation Committee currently consists of directors Schuh, Markin and Patzig each of whom has been determined by the Board of Directors to be independent under the rules adopted by the SEC. The Compensation Committee did not meet during 2010, but acted by written consent in lieu of a meeting two times.

Section 16(a) Beneficial Ownership Reporting Compliance.    Item 405 of Regulation S-K requires disclosure of any known late filing or failure by an insider to file a report required by Section 16 of the Securities Exchange Act of 1934. We believe all Section 16 reports were filed in a timely manner during 2010.

2010 DIRECTOR COMPENSATION TABLE

The following table provides information regarding the Company’s compensation for non-employee directors during the year ended December 31, 2010. Directors who are employees of the Company do not receive compensation for serving on the Board of Directors or its committees.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Gregory T. Sloma(2)	$28,000	$2,065	$30,065

Jeffrey L. Sklar, M.D., Ph.D(2)	22,500	2,065	24,565

Rodney Markin	26,500	2,065	28,565

Michael B. McNulty(2)	22,500	2,065	24,565

Antonius P. Schuh	22,500	2,065	24,565

(1)

Represents the grant date fair value of stock option awards granted in fiscal 2010 in accordance with U.S. GAAP. For valuation assumptions used for the fair value of the awards, refer to our Form 10-K for the fiscal year ended December 31, 2010, Part II, Item 8, Section B – Summary of Significant Accounting Policies, “Stock Based Compensation”.

(2)	These former directors resigned from the Board of Directors effective December 29, 2010.

Directors who are also employees of the Company are not separately compensated for serving on the Board of Directors other than reimbursement for out-of-pocket expenses related to attendance at board and committee meetings. Independent directors are paid an annual retainer of $20,000 and they receive reimbursement for out-of-pocket expenses related to attendance at board and committee meetings. Independent directors serving on any committee of the Board of Directors are paid an additional annual retainer of $2,500 unless they are also a chairman of a committee. The Chairman of the Audit Committee receives an additional annual retainer of $8,000 and the chairman of any other committee receives an additional annual retainer of $4,000. All directors’ fees paid annually or quarterly were pro rated for partial periods. In addition, any independent director who attends more than four meetings per quarter, which includes committee meetings, receives $500 for each meeting attended over the four.

Our practice during 2010 was to grant each new non-employee director an option to purchase 15,000 shares of common stock under our 2006 Equity Incentive Plan at the next Compensation Committee meeting following a director’s initial appointment to the Board. The options granted to a non-employee director upon initial appointment to the Board vested at the rate of 33 1/3% per year of service on the Board. Beginning in 2011, our practice changed to grant each new non-employee director an option to purchase 40,000 shares of common stock under our 2006 Equity Incentive Plan at the next Compensation Committee meeting following a director’s initial appointment to the Board, which option vests after one (1) year.

Our practice during 2010 was to grant annually to each continuing non-employee director an option to purchase 5,000 shares of common stock, which option vested after three (3) years. Our practice changed in 2011 to grant annually to each continuing non-employee director an option to purchase 25,000 shares of common stock, which option vests after one (1) year. Additional annual grants of options will be made each year by the Compensation Committee in its sole discretion. All options granted to non-employee directors have exercise prices that represented the fair market value of our stock on the grant date. Exercise prices on outstanding options granted to our non-employee directors range from $0.45 per share to $0.74 per share.

EXECUTIVE COMPENSATION

2010 SUMMARY COMPENSATION TABLE

The following table provides information regarding the annual and long-term compensation received by our executive officers for services rendered during the two years ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Craig J. Tuttle(2) President and Chief Executive Officer	2010 2009	$325,000 325,000	— —	— —	$18,377 17,559	(3) (3)	$343,377 342,559

Debra A. Schneider(4) Chief Financial Officer	2010 2009	96,737 209,333	— —	— —	15,055 3,568	(5) (6)	111,792 212,901

Brett L. Frevert Chief Financial Officer	2010 2009	— —	— —	— —	96,225 —	(7)	96,225 —

Chad M. Richards(8) Chief Commercial Officer	2010 2009	188,708 182,250	— —	— —	13,476 11,340	(9) (9)	202,184 193,590

(1)

Figures in all years reflect new SEC rules where long-term incentive compensation must be valued based on the grant date fair value of all awards made during the year as opposed to the accounting expense for all awards that has been in prior years.

(2)

Mr. Tuttle joined the Company as President and Chief Executive Officer on July 12, 2006. See “Agreements with Named Executive Officers” for a description of Mr. Tuttle’s employment agreement with the Company.

(3)

Amounts paid to Mr. Tuttle in 2010 and 2009 consisted of an automobile allowance as provided in his Employment Agreement, a 401(k) matching contribution, group life insurance and long term disability insurance.

(4)	Ms. Schneider joined the Company as Chief Financial Officer on December 4, 2006 and resigned on June 16, 2010.

(5)	Amounts paid to Ms. Schneider in 2010 consisted of a vacation payout, 401(k) matching contribution, group life insurance and long term disability insurance.

(6)	Amounts paid to Ms. Schneider in 2009 consisted of a 401(k) matching contribution, group life insurance and long term disability insurance.

(7)

Mr. Frevert began serving as our Chief Financial Officer effective June 30, 2010 when we entered into a letter agreement with CFO Systems, LLC relating to his service. All compensation received by Mr. Frevert represents amounts paid to CFO Systems, LLC for Mr. Frevert’s services as our Chief Financial Officer. See “Agreements with Named Executive Officers” for a description of the arrangement with CFO Systems, LLC.

(8)	Mr. Richards joined the Company as Senior Vice President, Sales and Marketing on October 8, 2007 and was promoted to Chief Commercial Officer in January 2011.

(9)	Amounts paid to Mr. Richards in 2010 and 2009 consisted of an automobile allowance, a 401(k) matching contribution, group life insurance and long-term life insurance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2010

The following table provides certain information concerning outstanding option awards held by the executive officers of the Company whose compensation is reported in the Summary Compensation Table as of December 31, 2010.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Craig J. Tuttle	200,000	—	—	0.69	8/31/2016
Craig J. Tuttle	200,000	—	—	0.75	1/16/2017
Craig J. Tuttle	200,000	—	—	0.66	7/11/2017
Chad M. Richards	200,000	—	—	0.69	10/7/2017

Equity Incentive Plan and Other Compensation Plans

2006 Equity Incentive Plan.    The Company’s 2006 Equity Incentive Plan (the “Plan”) allows the Company to make awards of various types of equity-based compensation, including stock options, dividend equivalent rights (“DERs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance units, performance shares and other awards, to employees and directors of the Company. The Plan provides that the total number of shares of common stock that the Company may issue is 10,000,000 shares under the Plan; provided, that no more than 5,000,000 of such shares may be used for grants of restricted stock, restricted stock units, performance units, performance shares and other awards. Outstanding options exercisable for a total of 2,519,667 shares of our common stock are outstanding at the Record Date, of which 2,233,000 may be exercised at this time. Outstanding options have exercise prices ranging from $0.39 to $10.00 per share.

The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”) which has the authority to set the number, exercise price, term and vesting provisions of the awards granted under the Plan, subject to the terms thereof. Either incentive or non-qualified stock options may be granted to employees of the Company, but only non-qualified stock options may be granted to non-employee directors and advisors. However, in either case, the Plan requires that stock options must be granted at exercise prices not less than the fair market value of the common stock on the date of the grant. Options issued under the plan vest over periods as determined by the Compensation Committee and expire ten years after the date the option was granted. Compensation expense is based on the calculated fair value of the awards as measured at the grant date and is expensed ratably over the service period of the awards (generally the vesting period). If the option holder ceases to be employed by or affiliated with the Company, the Company will have the right to terminate any outstanding but unexercised options.

Employee Savings Plan.    The Company maintains an employee savings plan that is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. This plan allows for voluntary contributions up to statutory maximums by eligible employees. We match a specific proportion of these contributions, subject to limitations imposed by law. We may make additional contributions to the savings plan on behalf of our employees if our Board of Directors decides to do so. For the years ended December 31, 2010 and 2009, Company contributions to the 401(k) plan were $105,131 and $73,933, respectively. For the year ended December 31, 2009 we discontinued matching 401(k) contributions for the third and fourth quarters due to our expense reduction initiatives. We reinstated matching 401(k) contributions for the first three quarters of 2010. Effective October 1, 2010 we discontinued matching 401(k) contributions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Named Executive Officers

During 2010 the Company’s employment agreement with Craig J. Tuttle, our President and Chief Executive Officer, was renewed for an additional year ending on July 12, 2011. The employment agreement provides that Mr. Tuttle will be entitled to receive severance payments from the Company if his employment is terminated involuntarily except if such termination is based on “just cause”, as that term is defined in the employment agreement. The severance payment payable in such circumstances is equal to his annual base salary at the time of termination and will be paid to him over a twelve-month period. The employment agreement provides that the severance payment provisions will be honored if the Company is acquired by, or merged into, another company and his position is eliminated as a result of such acquisition or merger. This severance payment is designed to provide him with an amount of cash sufficient to provide for living expenses and other needs which would normally be paid from his monthly base salary payments in situations where the executive officer’s employment was not terminated voluntarily or for just cause. In addition, the payments are designed so as to not exceed the maximum amount which may be paid without imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code or resulting in a loss of the Company’s income tax deduction for any portion of these payments under Section 280G of the Internal Revenue Code if such payments are made after, or in contemplation of, a change of control transaction.

Mr. Richards does not have an employment agreement with the Company.

Effective June 30, 2010, we entered into a letter agreement with CFO Systems, LLC and Brett L. Frevert. Under the letter agreement CFO Systems will provide financial and consulting services to us at rates of $75 to $150 per hour depending on the level of expertise involved. The services will include providing Chief Financial Officer duties and other financial and accounting expertise on a time share basis. CFO Systems, LLC or the Company may terminate the agreement upon thirty days written notification. In connection with the letter agreement, Mr. Frevert agreed to serve as our Chief Financial Officer. We were charged $126,459 for the services provided by CFO Systems, LLC during 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of Doit L. Koppler II, Rodney S. Markin, M.D., Ph.D., and Robert M. Patzig, each of whom is an independent director of the Company under the rules adopted by the SEC.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. McGladrey & Pullen LLP (“McGladrey”) acts as the Company’s independent auditors and they are responsible for conducting an independent audit of the Company’s annual financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2010 with management of the Company and with representatives of McGladrey. Our discussions with McGladrey also included the matters required by Statement on Auditing Standard No. 114. In addition, we received written disclosures and a letter from McGladrey regarding its independence as required by Independent Standards Board Standard No. 1 and this information was discussed with McGladrey.

Based on the foregoing, the Audit Committee has recommended that the audited financial statements of the Company for the year ended December 31, 2010, be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

Doit L. Koppler II

Rodney S. Markin, M.D., Ph.D.

Robert M. Patzig

ACCOUNTING FEES AND SERVICES

The following fees were billed or were expected to be billed by McGladrey & Pullen LLP, our current accounting firm, to us for professional services provided during 2010 and 2009.

Audit Fees.    McGladrey & Pullen LLP billed us a total of $205,315 and $188,607 in 2010 and 2009, respectively, for professional services rendered for the audit of our annual financial statements for those fiscal years and to review our interim financial statements included in Quarterly Reports on Form 10-Q filed by us with the SEC during that year.

Audit-Related Fees.    McGladrey & Pullen LLP billed us a total of $127,200 and $7,500 in 2010 and 2009, respectively, for audit-related services. Audit-related services generally include fees for the audits of our employee benefit plans and fees incurred in connection with services associated with SEC registration statements, periodic reports and other documents filed with the SEC. In 2010 we incurred fees related to the audits, review and consultation for our acquisition of the FAMILION family of genetic tests.

Tax Fees.    McGladrey & Pullen LLP billed us a total of $34,055 and $34,760 in 2010 and 2009, respectively, for tax services. Tax services consist primarily of planning, advice and compliance, or return preparation, for U.S. federal, state and local, as well as international jurisdictions.

All Other Fees.    McGladrey & Pullen LLP did not render any services other than the services described above in 2010 or 2009.

The Audit Committee approved all services provided by McGladrey during fiscal year 2010 and has determined that the provision of these services did not adversely affect McGladrey’s independence. It is currently the policy of the Audit Committee to review and pre-approve all services provided by the independent auditor to the Company in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to our Bylaws, stockholder proposals submitted for presentation at the Annual Meeting, including nominations for Common Stock Directors, must be received by our corporate Secretary at the address of our home office no later than 35 days prior to the date of the Annual Meeting. If less than 35 days’ notice of the Annual Meeting is given, then stockholder proposals must be received by our corporate Secretary no later than 7 days after the mailing date of the notice of the Annual Meeting to stockholders. Any stockholder nomination for a Common Stock Director must set forth the name, age, address and principal occupation of the person nominated, the number of shares of our common stock owned by the nominee and the nominating stockholder and other information required to be disclosed about the nominee under federal proxy solicitation rules.

In order to be included in our Proxy Statement relating to next year’s annual meeting, stockholder proposals must be submitted in writing by December 15, 2011 to our corporate Secretary at the address of our home office. The inclusion of any such proposal in our proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

Management does not currently intend to bring any matter before the Annual Meeting other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter proposed by stockholders for consideration at the Annual Meeting.

We will bear the cost of soliciting proxies for the Annual Meeting. To the extent necessary, proxies may be solicited by our directors, officers and employees, but these persons will not receive any additional compensation for such solicitation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to solicitation by mail, we will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders may communicate with any director, including the Chairman of the Board and the chairman of any committee of the Board, by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to our corporate Secretary at our home office. All communications received by the corporate Secretary will be forwarded to the appropriate directors. In addition, it is the policy of our Board of Directors that whenever possible directors attend, and be available to discuss stockholder concerns at, the Annual Meeting. All directors participated in last year’s Annual Meeting via conference call or in person.

Our Form 10-K, as filed by the Company with the SEC, is included in our Annual Report that is being delivered to our stockholders together with this Proxy Statement. The Form 10-K is not, however, to be considered part of this proxy solicitation material.

None of the information set forth in this Proxy Statement under the heading “Report of the Audit Committee” is deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”), and this information will not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

By Order of the Board of Directors

Brett L. Frevert, Chief Financial Officer

Omaha, Nebraska

April 15, 2011

TRANSGENOMIC, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 18, 2011

9:30 A.M., Central Daylight Time

Transgenomic, Inc.

12325 Emmet Street

Omaha, Nebraska

TRANSGENOMIC, INC.	revocable proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRANSGENOMIC, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 18, 2011 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby authorizes the Board of Directors and Chief Executive Officer of Transgenomic, Inc. (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Transgenomic, Inc., 12325 Emmet Street, Omaha, Nebraska on Wednesday, May 18, 2011, at 9:30 a.m., Central Daylight Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEE FOR DIRECTOR.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 18, 2011, and the Proxy Statement for the Annual Meeting and the Company’s 2010 Annual Report to Stockholders prior to the signing of this proxy.

See reverse for voting instructions.

111605

TRANSGENOMIC, INC.	Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	ELECTION OF DIRECTOR(S) NOMINEE FOR CLASS II (term to expire in 2014):	☐	Vote FOR all nominees (except as marked)	☐	WITHHOLD authority to vote for the nominee(s)
01 Antonius P. Schuh
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To vote, in its discretion upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign and indicate changes below: ☐	Date , 2011

Signature(s) in Box

Please date and sign exactly as your name(s) appear(s) on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.